Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Heritage Financial Group, Inc. (SEC File Number 333-184592) and the three Registration Statements on Form S-8 of Heritage Financial Group, Inc. (SEC File Numbers 333-171391, 333-171894, and 333-175154) of our report dated March 13, 2015, relating to our audit of the consolidated financial statements of Heritage Financial Group, Inc. as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 and which report is included in Heritage Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ Mauldin & Jenkins, LLC

Mauldin & Jenkins, LLC
Albany, Georgia
March 13, 2015